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EXHIBIT 2.2

             AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT NO. 1 (the "Amendment") to the AGREEMENT AND PLAN OF REORGANIZATION dated January 16, 2002 (the "Merger Agreement") is dated as of March 8, 2002, by and among Scanner Technologies Corporation, a Minnesota corporation ("Scanner") and Southwest Capital Corporation, a New Mexico corporation ("Southwest").

     WHEREAS, Southwest has filed with the Securities and Exchange Commission in Washington, D.C. (the "SEC") a preliminary proxy statement regarding a special meeting of Southwest shareholders at which the shareholders are asked to approve the Merger Agreement (the "Proxy Statement"), and the Proxy Statement is currently under review by the SEC;

     WHEREAS, the parties agree that the review of the Proxy Statement will delay the approval of the Merger Agreement by the shareholders of both companies and thus, the consummation of the Merger;

     WHEREAS, due to such delay, Scanner is in need of additional financing prior to the Effective Date of the Merger and has negotiated a loan agreement with Bremer Bank pursuant to which Scanner will receive a bridge loan in the principal amount of up to One Million Dollars ($1,000,000) (the "Bridge Loan").

     WHEREAS, the Bridge Loan will be guaranteed by several individual investors who will receive as consideration for their guarantees 5-year warrants to purchase Scanner common stock at an exercise price of $2.75 per share (the "Bridge Warrants") which shall convert into warrants to purchase common stock of the company surviving the Merger upon the consummation of the Merger; and

     WHEREAS, the parties hereto desire to make any amendments necessary to take the aforesaid facts and developments into account;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, the parties hereto agree as follows:

     1. DEFINITIONS. Except as otherwise defined herein, all capitalized terms used in this Amendment shall have the meaning given to them in the Merger Agreement.

     2. NEW SECTION 1.11 OF THE MERGER AGREEMENT. The following new Section 1.11 is hereby inserted into the Merger Agreement:

"1.11 CONVERSION OF SCANNER WARRANTS.

(a) Each warrant to purchase shares of Scanner Common Stock that is outstanding at the Effective Time, whether or not exercisable and whether or not vested (a "Scanner Warrant"), shall, without any action on the part of Scanner or the holder thereof, be assumed by the Surviving Corporation. From and after the Effective Time, all references to Scanner in the Scanner Warrants shall be deemed to refer to the Surviving Corporation. The Scanner Warrants assumed by Southwest shall be exercisable upon the same terms and conditions as under the Scanner Warrants except that (i) such Scanner Warrants shall entitle the holder to purchase from the Surviving Corporation the number of shares of Surviving

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Corporation Common Stock (rounded down to the nearest whole number of such shares) plus the number of Merger Warrants to purchase shares of Common Stock of the Surviving Corporation that equals the product of the conversion ratios established in Section 1.3(a)(i) and 1.3(a)(ii), respectively, multiplied by the number of shares of Scanner Common Stock subject to such Scanner Warrant immediately prior to the Effective Time, (ii) the warrant exercise price per share of Surviving Corporation Common Stock shall be an amount (rounded up to the nearest full cent) equal to the exercise price per share of Scanner Common Stock in effect immediately prior to the Effective Time divided by the conversion ratios established in Section 1.3(a)(i) and 1.3(a)(ii), and (iii) the Scanner Warrants shall be exercisable pursuant to the current terms of such Scanner Warrants.

(b) As promptly as practicable after the Effective Time, the Surviving Corporation shall issue to each holder of a Scanner Warrant a written instrument informing such holder of the assumption by the Surviving Corporation of such Scanner Warrant. The Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Surviving Corporation Common Stock for delivery upon exercise of Scanner Warrants pursuant to the terms set forth in this Section 1.11.

(c) The provisions of this Section 1.11 do not apply to options granted by Scanner under its 1996 Stock Option Plan. The parties agree that these options will not be assumed by the Surviving Corporation. The parties acknowledge that these options are accelerated pursuant to the terms of the 1996 Stock Option Plan and the underlying option agreements and can be exercised up to ten (10) days prior to the Effective Date."

     3. CONSENT PURSUANT TO SECTION 5.2. Scanner will issue to each investor guaranteeing the Bridge Loan one Bridge Warrant for each Four Dollars ($4) guaranteed by the investor, e.g. a total of 25,000 Bridge Warrants if the investor guarantees $100,000 of the Bridge Loan. As required by Section 5.2 of the Merger Agreement, Southwest hereby consents to the issuance of the Bridge Warrants under these terms and conditions.

     4. TERMINATION OF MERGER AGREEMENT. The date "April 30, 2002" in Section 7.1(b) is hereby replaced with "July 31, 2002."

     5. EFFECTIVENESS OF MERGER AGREEMENT. Except as otherwise provided herein, the Merger Agreement shall remain in full force and effect.

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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                        SCANNER TECHNOLOGIES CORPORATION

                                       By: /s/ Elwin Beaty
                                          --------------------------------------
                                           Elwin Beaty, Chief Executive Officer

                        SOUTHWEST CAPITAL CORPORATION

                                       By: /s/ Laurence Zipkin
                                          --------------------------------------
                                           Laurence Zipkin, President